Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 5

Prospectus Supplement dated May 3, 2006
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)

as supplemented by that Prospectus Supplement No. 1 dated March 6, 2006,

that Prospectus Supplement No. 2 dated March 15, 2006,

that Prospectus Supplement No. 3 dated April 13, 2006, and

that Prospectus Supplement No. 4 dated April 14, 2006

IT&E INTERNATIONAL GROUP, INC.

This Prospectus Supplement No. 5 supplements our Prospectus dated February 22, 2006, the Prospectus Supplement No. 1 dated March 6, 2006, the Prospectus Supplement No. 2 dated March 15, 2006, the Prospectus Supplement No. 3 dated April 13, 2006 and the Prospectus Supplement No. 4 dated April 14, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 5 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of IT&E International Group, Inc. filed on May 3, 2006 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 3, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 28, 2006

IT&E International Group, Inc.
(Exact name of Company as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code     858-366-0970

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)  On April 28, 2006, Peter Sollenne resigned from the board of directors of the registrant (the “Board”) and as Chief Executive Officer (“CEO”) of the registrant. Mr. Sollenne’s resignations did not relate to any disagreements with the registrant on any matter related to the registrant’s operations, policies or practices. Mr. Sollenne will continue assisting the registrant on a consulting basis with respect to potential acquisitions.

(c)  On May 2, 2006, the registrant issued a press release to announce that Alastair McEwan, 50, has been appointed as the registrant’s Interim CEO, effective April 28, 2006.

Mr. McEwan is currently the Chairman of Cornerstone BioPharma and has served a member of the board of directors of Cornerstone BioPharma since 2005. From 2002 to 2004, Mr. McEwan was President, Global Clinical, of Inveresk with responsibilities for all aspects of its global clinical trials division. From 1999 to 2004, Mr. McEwan was a Group Executive Vice President and a member of the Group Executive Board of Inveresk which oversaw the group’s operational performance and set all aspects of its strategic direction. Mr. McEwan is a graduate of the University of Edinburgh and a member of the Institute of Chartered Accountants of Scotland.

Mr. McEwan has been serving as a member of our Board since February 16, 2006 and will remain a member of our Board after his appointment as Interim CEO. Mr. McEwan is a designee to the Board of the holders of a majority in interest of the Series D Preferred Stock.

Mr. McEwan’s employment will be at-will. He will receive a salary of $20,000 per month. He will be eligible for an annual bonus to be determined at the discretion of our Board. Mr. McEwan will also be eligible to receive stock awards under our 2005 Equity Incentive Plan at the discretion of our Board.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

Number	Description
10.21	Employment Agreement dated May 1, 2006 between the registrant and Alastair McEwan

99.1	Press Release of the registrant dated May 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.

By:	/s/ Kelly Alberts
Kelly Alberts
President

Dated:  May 3, 2006